EXHIBIT 99.1
27 September 2005
Dear Shareholders and friends of AssuranceAmerica,
We are pleased to share our August Report with you today. Gross written premium in the MGA/Carrier exceeded $6.0 million. The year-to-date increase in our MGA/Carrier’s revenue exceeded 45%. On the Retail (Agency) side of our company year-over-year revenue growth is also significant with a year-over-year increase of 37% through August.

	August 2005 (Unaudited)
	Current Month			Year-to-date
	2005	2004	Change	2005	2004	Change
	(in $1,000)%			(in $1,000)%
· MGA /Carrier Gross Premiums Written	$6,268	$2,457	155%	$34,293	$21,300	61%

· Retail Agencies Gross Premium Produced†	5,109	3,552	44%	41,760	32,473	29%
· Retail Agencies Group Revenues*†	795	568	40%	6,205	4,513	38%

· Company Revenues	3,494	2,062	69%	22,512	16,044	40%
· Company Pre-Tax Income	132	(90)		1,238	(55)

*before inter-company eliminations

†Current year financial data includes agency acquisitions that may not be included in prior year data.
Many of you have asked if we operate in Louisiana, Mississippi or Texas. We do not at this time. However, we are approved to write in Texas, and intend to expand there and these other states later this year or in 2006.
Appearing in the September 2005 Analyst write-up from CreditSuisse/First Boston:
Short-term factors that have contributed to reduced accident frequency in the last few years have included a weak economy including a high level of unemployment and ever higher gas prices. Long-term factors contributing to reduced frequency include:
•	The aging of the population;

•	Better roads and cars (including the third brake light on the back of vehicles);

•	The stricter enforcement of Driving While Intoxicated laws;

•	Graduated licensing (which limits driving hours for young drivers and the number of passengers they can transport); and

•	More women drivers.
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5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com

Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com